Filed Pursuant to Rule 424(b)(5)
Registration No. 333-149368

CALCULATION OF REGISTRATION FEE

Title of Each Class of	Maximum Aggregate	Amount of
Securities to be Registered	Offering Price	Registration Fee
Senior Debt Securities of Halliburton Company	$2,000,000,000	$78,600 (1)

(1)	The registration fee of $78,600 is calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT
(To Prospectus dated February 22, 2008)

$2,000,000,000

Halliburton Company

$1,000,000,000 6.15% Senior Notes due 2019
$1,000,000,000 7.45% Senior Notes due 2039

The 2019 notes will mature on September 15, 2019 and the 2039 notes will mature on September 15, 2039.

We will pay interest on the notes of each series on March 15 and September 15 of each year, beginning on September 15, 2009.

We may redeem some or all of the notes of each series at any time at the redemption prices described in this prospectus supplement under the caption “Description of Notes — Optional Redemption.” We use the term “notes” to refer to both series of notes, together.

The notes will be our senior unsecured obligations and will rank equally with all our other existing and future senior unsecured indebtedness. The notes will not be guaranteed by any of our subsidiaries. The notes will be issued only in registered book-entry form, in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Investing in the notes involves risks. See “Risk Factors” on page S-3 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

			Proceeds to
			Halliburton
	Public Offering	Underwriting	(Before
	Price(1)	Discounts	Expenses)(1)

Per 2019 Note	99.656%	0.650%	99.006%
Total	$996,560,000	$6,500,000	$990,060,000
Per 2039 Note	99.486%	0.875%	98.611%
Total	$994,860,000	$8,750,000	$986,110,000
Combined Total	$1,991,420,000	$15,250,000	$1,976,170,000

(1)	Plus accrued interest from March 13, 2009 if settlement occurs after that date.

We do not intend to apply for listing of either series of notes on any securities exchange. Currently, there is no public market for either series of notes.

The underwriters expect to deliver the notes, in registered book-entry form only, through the facilities of The Depository Trust Company and its direct and indirect participants, including Euroclear and Clearstream, Luxembourg, on or about March 13, 2009.

Joint Book-Running Managers

Citi	Deutsche Bank Securities	HSBC	RBS Greenwich Capital

Senior Co-Managers

Banc of America Securities LLC	Credit Suisse	Goldman, Sachs & Co.

J.P. Morgan	Mitsubishi UFJ Securities	Morgan Stanley	UBS Investment Bank

Co-Managers

DnB NOR Markets	Lloyds TSB Corporate Markets

Scotia Capital	Standard Chartered Bank

March 10, 2009

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus issued by us. This prospectus supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference or referred to in this prospectus supplement or the accompanying prospectus which are made available to the public and in any related free writing prospectus issued by us. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe for and purchase, any of the securities and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

Prospectus Supplement

Prospectus

About This Prospectus	1
Halliburton Company	2
Where You Can Find More Information	3
Forward-Looking Information	4
Use of Proceeds	5
Description of the Debt Securities	6
Plan of Distribution	14
Legal Matters	15
Experts	15

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first is this prospectus supplement, which describes the specific terms of this offering and the notes and matters relating to us. The second part, the accompanying prospectus dated February 22, 2008, gives more general information, some of which does not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with the documents identified under the heading “Incorporation by Reference” below.

If the description of this offering and the notes varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

INCORPORATION BY REFERENCE

The Securities and Exchange Commission (the “SEC”) allows us to “incorporate by reference” the information Halliburton has filed with the SEC, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus supplement, and later information that Halliburton files with the SEC will automatically update and supersede the information in this prospectus supplement. We incorporate by reference the documents listed below and any future filings Halliburton makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until the termination of this offering. The documents we incorporate by reference are:

•	Halliburton’s Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC on February 18, 2009;

•	Halliburton’s Proxy Statement on Schedule 14A, as filed with the SEC on April 7, 2008; and

•	Halliburton’s Current Report on Form 8-K as filed with the SEC on December 12, 2008.

You may request a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into any such filing, at no cost, by writing or telephoning us at the following address:

Halliburton Company
Investor Relations
5 Houston Center
1401 McKinney, Suite 2400
Houston, Texas 77010
Telephone: (713) 759-2600

ii

FORWARD-LOOKING INFORMATION

This prospectus supplement, including the information we incorporate by reference, includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. Forward-looking information is based on projections and estimates, not historical information. You can identify our forward looking statements by the use of words like “may,” “may not,” “believes,” “do not believe,” “expects,” “do not expect,” “anticipates,” “do not anticipate,” and other similar expressions that convey the uncertainty of future events or outcomes.

When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements contained in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference.

Forward-looking information involves risk and uncertainties and reflects our best judgment based on current information. Our forward-looking statements are not guarantees of future performance, and we caution you not to rely unduly on them. We have based many of these forward-looking statements on expectations and assumptions about future events that may prove to be inaccurate. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. In addition, other potential risks and factors may affect the accuracy of our forward-looking information.

iii

SUMMARY

This summary highlights selected information from this prospectus supplement and the accompanying prospectus, but does not contain all information that may be important to you. This prospectus supplement, the accompanying prospectus and the documents incorporated by reference include descriptions of specific terms of the notes and this offering, information about our business and financial data. We encourage you to read this prospectus supplement and the accompanying prospectus, together with the documents incorporated by reference, in their entirety before making an investment decision.

In this prospectus supplement, we refer to Halliburton Company together with its wholly owned and majority owned subsidiaries and its ownership interests in equity affiliates as “Halliburton,” “we,” or “us,” unless we specifically state otherwise or the context indicates otherwise. The terms “2019 notes” and “2039 notes” refer to the 6.15% Senior Notes due 2019 and the 7.45% Senior Notes due 2039, respectively. The term “notes” refers to both the 2019 and 2039 notes, together.

About Halliburton Company

Halliburton Company is one of the world’s largest oilfield services companies. We provide a comprehensive range of discrete and integrated products and services for the exploration, development and production of oil and gas to major, national and independent oil and gas companies throughout the world. We operate under two divisions, which form the basis for our two operating segments: the Completion and Production segment and the Drilling and Evaluation segment.

We are a Delaware corporation. The address of our principal executive offices and our telephone number at that location is:

Halliburton Company
5 Houston Center
1401 McKinney, Suite 2400
Houston, Texas 77010
(713) 759-2600

Our internet web site address is www.halliburton.com. Information contained on or accessible from our web site or any other web site is not incorporated into this prospectus supplement and does not constitute a part of this prospectus supplement.

The Offering

Issuer	Halliburton Company

Notes Offered	$1,000,000,000 aggregate principal amount of 6.15% senior notes due 2019. $1,000,000,000 aggregate principal amount of 7.45% senior notes due 2039.

Maturity Date	The 2019 notes will mature on September 15, 2019 unless earlier redeemed by us. The 2039 notes will mature on September 15, 2039 unless earlier redeemed by us.

Interest and Interest Payment Dates	The 2019 notes will bear interest at a rate of 6.15% per annum and the 2039 notes will bear interest at a rate of 7.45% per annum, in each case, payable semi-annually in arrears on March 15 and September 15 of each year, beginning on September 15, 2009.

Optional Redemption	We may redeem some or all of the notes of each series at any time at the redemption prices described under “Description of Notes — Optional Redemption.”

Covenants	We issued the notes under an indenture that contains covenants for your benefit. These covenants restrict our ability to (i) incur indebtedness secured by mortgages and other liens under specified circumstances without equally and ratably securing the notes, (ii) enter into sale and leaseback transactions and (iii) consolidate or merge with or into or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our assets to any person.

Ranking	The notes are our general, senior unsecured indebtedness and rank equally with all of our existing and future senior unsecured indebtedness. The notes will effectively rank junior to any future secured indebtedness, to the extent of the value of the collateral securing such indebtedness, unless and to the extent the notes are entitled to be equally and ratably secured. As of December 31, 2008, as adjusted to give effect to the issuance of the notes, we would have had an aggregate of approximately $4.6 billion of consolidated long-term debt. In addition, the notes are structurally subordinated to the existing and future indebtedness and other liabilities of our subsidiaries. Excluding intercompany liabilities, as of December 31, 2008, our subsidiaries had approximately $50 million of indebtedness and approximately $3.9 billion of other liabilities, which includes trade payables, accrued compensation, advanced billings and income taxes payable.

No Subsidiary Guarantees	The notes are not guaranteed by any of our subsidiaries. As a result, the notes will be structurally subordinated to the liabilities of our subsidiaries as discussed above under “Ranking.”

Form and Denomination	The notes will be represented by global notes in fully registered form, without coupons, deposited with a custodian for, and registered in the name of a nominee of, The Depository Trust Company (“DTC”). Beneficial interests in a global note will be shown on, and transfers of the global notes will be effected only through, records maintained by DTC and its participants, including Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking, socíeté anonyme (“Clearstream, Luxembourg”). See “Description of Notes — Book-Entry System.”

Use of Proceeds	We intend to use the net proceeds of this offering for general corporate purposes.

Governing Law	The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Trustee	The Bank of New York Mellon Trust Company, N.A. (as successor to JPMorgan Chase Bank).

RISK FACTORS

You should consider carefully the risk factors described below and incorporated by reference into this prospectus supplement, including the risk factors identified in Part I, Item 1(a) “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2008, which appears under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Risk Factors,” before making an investment in the notes. Due to these risk factors, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of the notes could decline, and you could lose all or part of your investment.

Risks Relating to the Notes

Our financial condition is dependent on the earnings of our subsidiaries.

We are a holding company and our assets consist primarily of direct and indirect ownership interests in, and our business is conducted substantially through, our subsidiaries. We rely primarily on dividends or other distributions from our subsidiaries to meet our obligations for payment of principal and interest on our outstanding debt obligations and corporate expenses. Consequently, our ability to repay our debt, including the notes, depends on the earnings of our subsidiaries, as well as our ability to receive funds from our subsidiaries through dividends or other payments or distributions. The ability of our subsidiaries to pay dividends, repay intercompany debt or make other advances to us is subject to restrictions imposed by applicable laws (including bankruptcy laws), tax considerations and the terms of agreements governing our subsidiaries. Our foreign subsidiaries in particular may be subject to currency controls, repatriation restrictions, withholding obligations on payments to us, and other limits. If we do not receive such funds from our subsidiaries, we may be unable to pay interest or principal on the notes when due.

The notes will be effectively junior to all secured indebtedness unless they are entitled to be equally and ratably secured.

The notes are our unsecured obligations and rank equally with all our other unsecured indebtedness. However, the notes will be effectively subordinated to any secured debt we may incur in the future to the extent of the value of the assets securing such debt. The indenture governing the notes permits us to incur an amount of Secured Debt (as defined in the indenture) up to 5% of our consolidated net tangible assets and permits to exist certain other permitted liens and mortgages before the notes will be entitled to equal and ratable security. In addition, our outstanding senior notes will, and certain new issuances may, be entitled to be secured on the same basis as the notes.

In the event that we are declared bankrupt, become insolvent or are liquidated or reorganized, any debt that ranks ahead of the notes will be entitled to be paid in full from our assets before any payment may be made with respect to the notes. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same ranking as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we may not have sufficient assets to pay amounts due on the notes. As a result, holders of the notes may receive less, ratably, than holders of secured indebtedness, if any.

Because we are a holding company, the notes are structurally subordinated to all of the indebtedness of our subsidiaries.

The notes are a general unsecured obligation of Halliburton Company. We are a legal entity separate and distinct from our subsidiaries, and holders of the notes will be able to look only to us for payments on the notes. In addition, because we are a holding company, our right to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise, and the ability of holders of the notes to benefit indirectly from that kind of distribution, is subject to the prior claims of creditors of that subsidiary, except to the extent that we are recognized as a creditor of that subsidiary. All obligations of our subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us. Excluding intercompany liabilities, at December 31, 2008, our subsidiaries had approximately $50 million of indebtedness and approximately $3.9 billion of other liabilities, which includes trade payables, accrued compensation, advanced billings and income taxes payable. We also have joint ventures and subsidiaries in which we own less than 100% of the equity so that, in addition to the structurally senior claims of creditors of those entities, the equity interests of our joint venture partners or other shareholders in any dividend or other distribution made by these entities would need to be satisfied on a proportionate basis with us. These joint ventures and less than wholly owned subsidiaries may also be subject to restrictions on their ability to distribute cash to us in their financing or other agreements and, as a result, we may not be able to access their cash flow to service our debt obligations, including in respect of the notes. Accordingly, the notes are structurally subordinated to all existing and future liabilities of our subsidiaries and all liabilities of any of our future subsidiaries.

We may incur additional indebtedness ranking equal to the notes.

The indenture governing the notes will not restrict our ability to incur additional indebtedness. If we incur any additional debt that ranks equally with the notes, including trade payables, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of proceeds paid to you.

There is no established trading market for either series of the notes and there may never be one.

The notes are new securities for which currently there is no established trading market. We do not currently intend to apply for listing of the notes on any securities exchange. The liquidity of any market for either series of the notes will depend on the number of holders of those notes, the interest of securities dealers in making a market in those notes and other factors. Accordingly, we cannot assure you as to the development of liquidity of any market for either series of the notes. Further, if markets were to develop, the market prices for the notes may be adversely affected by changes in our financial performance, changes in the overall market for similar securities and performance or prospects for companies in our industry.

Redemption may adversely affect your return on the notes.

The notes are redeemable at our option, and therefore we may choose to redeem some or all of the notes of either series at times when prevailing interest rates are relatively low. As a result, you may not be able to reinvest the proceeds you receive from the redemption in a comparable security at an effective interest rate as high as the interest rate on your notes being redeemed.

RATIO OF EARNINGS TO FIXED CHARGES

Halliburton’s ratio of earnings to fixed charges for each of the years indicated is as follows:

	Year Ended December 31,
	2008		2007		2006		2005		2004

Ratio of earnings to fixed charges(1)(2)	15.0	x	17.6	x	15.1	x	9.0	x	4.7x

(1)	For purposes of computing the ratio of earnings to fixed charges: (1) fixed charges consist of interest on debt, amortization of debt discount and expenses and a portion of rental expense determined to be representative of interest and (2) earnings consist of income (loss) from continuing operations before income taxes and minority interest plus fixed charges as described above, adjusted to exclude the excess or deficiency of dividends over income of 50% or less owned entities accounted for by the equity method.

(2)	We adopted the provisions of Financial Accounting Standards Board Staff Position (FSP) Accounting Principles Board (APB) 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” on January 1, 2009. This FSP clarifies that entities whose convertible debt instruments may be settled in cash upon conversion, including partial cash settlement, should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. As required by this new accounting standard, we will restate prior period results beginning with our first quarter 2009 Form 10-Q. As a result of the adoption, approximately $60 million of the carrying value of our 3 1/8% convertible senior notes, which were settled by conversion or redemption in 2008, has been reclassified to equity as of the July 2003 issuance date. This amount represents the equity component of the proceeds from the sale of those notes. The discount has been accreted to interest expense over the five-year term of the notes. In addition, the $693 million loss to settle our convertible debt in the third quarter of 2008 has been reversed and recorded to additional paid-in capital. Accordingly, the Ratio of Earnings to Fixed Charges will be restated as follows for the years ended December 31: 2008 — 17.6x; 2007 — 16.5x; 2006 — 14.3x; 2005 — 8.6x; and 2004 — 4.5x.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from the sale of the notes in this offering will be approximately $1,974 million, after deducting underwriting discounts and our expenses of the offering. We intend to use the net proceeds of this offering for general corporate purposes.

DESCRIPTION OF NOTES

The notes will be issued under an indenture dated as of October 17, 2003 between The Bank of New York Mellon Trust Company, N.A. (as successor to JPMorgan Chase Bank), as trustee (the “Trustee”), and us, as it will be further supplemented by the fifth supplemental indenture establishing the terms of the notes between Halliburton and the Trustee (collectively, the “indenture”). The terms of the notes include those stated in the indenture and those made part by reference to the Trust Indenture Act of 1939, as amended.

The following description of the notes offered by this prospectus supplement is intended to supplement and, to the extent inconsistent, to replace the more general terms and provisions of the debt securities described in the accompanying prospectus under “Description of the Debt Securities,” to which we refer you. The following description of the notes is only a summary. You should read the indenture and the notes for more details regarding our obligations and your rights with respect to the notes. You may request copies of those documents in substantially the form in which they have been or will be executed by writing or telephoning us at the address and telephone number shown under the caption “Where You Can Find More Information” in the accompanying prospectus.

The definitions of capitalized terms used in this section without definition are set forth in the accompanying prospectus under the section “Description of the Debt Securities — Definitions.” In this description, the words “Halliburton,” “we” or “us” mean only Halliburton Company and not any of its subsidiaries.

General

The 2019 notes and the 2039 notes will each be a separate series of securities issued under the indenture. Each series of notes will initially be limited to an aggregate principal amount of $1,000,000,000. The 2019 notes will mature on September 15, 2019 and the 2039 notes will mature on September 15, 2039. The notes will be issued only in registered book-entry form, in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Interest on the 2019 notes will accrue at 6.15% per annum and interest on the 2039 notes will accrue at 7.45% per annum. We will pay interest on each series of notes semiannually on March 15 and September 15 of each year, beginning on September 15, 2009, to the persons in whose names the notes are registered at the close of business on March 1 and September 1 preceding the respective interest payment dates. Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

The indenture will not contain any financial covenants. In addition, we will not be restricted under the indenture from paying dividends or issuing or repurchasing our securities. The indenture will not restrict our ability to incur additional indebtedness in the future. We may, without notice to or consent of the holders or beneficial owners of the notes, issue additional notes having the same ranking, interest rate, maturity and other terms as the 2019 notes or the 2039 notes offered hereby. Any such additional notes may be part of the same series of notes under the indenture as the 2019 notes or the 2039 notes offered hereby. You will not be afforded protection in the event of a highly leveraged transaction or a change of control of us under the indenture.

Ranking

The notes will be our senior unsecured obligations and will rank equally with all our other existing and future unsecured indebtedness.

We derive substantially all of our operating income from, and hold substantially all of our assets through, our subsidiaries. However, the notes will not be guaranteed by any of our subsidiaries. As a result, the notes will be structurally subordinated to the liabilities of our subsidiaries, including trade payables, accrued compensation, advance billings and income taxes payable. In addition, except as otherwise provided under “Description of the Debt Securities — Restrictions on Secured Debt,” the notes will be effectively subordinated to all of our secured indebtedness, to the extent of the value of our assets securing such indebtedness.

As of December 31, 2008, as adjusted to give effect to the issuance of the notes:

•	we would have had an aggregate of approximately $4.6 billion of senior unsecured indebtedness;

•	we would have had no secured indebtedness and no subordinated indebtedness outstanding;

•	our subsidiaries would have had approximately $50 million of indebtedness, excluding intercompany loans;

•	our subsidiaries would have had approximately $3.9 billion of other liabilities (excluding intercompany liabilities), including trade payables, accrued compensation, advanced billings and income taxes payable; and

•	our subsidiaries would have had no secured indebtedness and no subordinated indebtedness outstanding.

The notes are our exclusive obligation. Our cash flow and our ability to service our indebtedness, including the notes, is dependent upon the earnings of our subsidiaries. In addition, we are dependent on the distribution of earnings, loans or other payments by our subsidiaries to us. Our subsidiaries are separate and distinct legal entities. Our subsidiaries will not guarantee the notes or have any obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations. Our right to receive any assets of any subsidiary upon its liquidation or reorganization, and, therefore, our right to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our right as a creditor would be subordinated to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us. See “Risk Factors — Risks Relating to the Notes.”

We are obligated to pay reasonable compensation to the Trustee and to indemnify the Trustee against certain losses, liabilities or expenses incurred by the Trustee in connection with its duties relating to the notes. The Trustee’s claims for these payments will generally be senior to those of holders of notes in respect of all funds collected or held by the Trustee.

Optional Redemption

No sinking fund is provided for the notes, which means that the indenture will not require us to redeem or retire the notes periodically. However, the notes of each series will be redeemable at our option, in whole or in part, at any time and from time to time, in principal amounts of $2,000 or any integral multiple of $1,000 in excess thereof for an amount equal to the greater of:

•	100% of the principal amount of the notes of the series being redeemed; and

•	as determined by an Independent Investment Banker (as defined below), the sum of the present values of the Remaining Scheduled Payments (as defined below) on the notes of the series being redeemed, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 50 basis points.

In each case, we will pay accrued and unpaid interest to the date of redemption.

“Treasury Rate” means the rate per year equal to:

•	the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (as defined below); provided that if no maturity is within three months before or after the maturity date for the applicable series of notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from those yields on a straight line basis rounding to the nearest month; or

•	if that release, or any successor release, is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price (as defined below) for that redemption date.

The Treasury Rate will be calculated on the third business day preceding the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the applicable series of notes.

“Comparable Treasury Price” is:

•	the average of the bid and asked prices for the Comparable Treasury Issue (expressed as a percentage of its principal amount) on the third business day preceding the redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities,” or

•	if such release (or any successor release) is not published or does not contain such prices on such business day:

•	the average of the Reference Treasury Dealer Quotations (as defined below) for that redemption date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations, or

•	if the Trustee obtains fewer than three Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations so received.

“Independent Investment Banker” means one of the Reference Treasury Dealers (as defined below) that we appoint.

“Reference Treasury Dealer” means each of Citigroup Global Markets Inc. (and its successors), Deutsche Bank Securities Inc. (and its successors), HSBC Securities (USA) Inc. (and its successors), Greenwich Capital Markets, Inc. (and its successors) and one other nationally recognized investment banking firm that is a primary U.S. Government securities dealer specified from time to time by us. If, however, any of them shall cease to be a primary U.S. Government securities dealer in New York City, we will substitute another nationally recognized investment banking firm that is such a dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer as of 3:30 p.m., New York time, on the third business day preceding the redemption date.

“Remaining Scheduled Payments” means the remaining scheduled payments of the principal of and interest on each note of the series to be redeemed that would be due after the related redemption date but for such redemption. If the redemption date is not an interest payment date with respect to the note of the series being redeemed, the amount of the next succeeding scheduled interest payment on the note of the series being redeemed will be reduced by the amount of interest accrued thereon to that redemption date.

We will mail notice of a redemption not less than 30 days nor more than 60 days before the redemption date to the Trustee and holders of notes of the series to be redeemed.

If we are redeeming less than all the notes of a series, not more than 60 days prior to the redemption date, the Trustee will select the particular notes of the series to be redeemed pro rata, by lot or by another method the Trustee deems fair and appropriate. Unless there is a default in payment of the redemption amount, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption. We will pay 100% of the principal amount of the notes not called for redemption at the maturity of those notes.

Except as described above, the notes will not be redeemable by us prior to maturity.

Certain Covenants

Certain covenants in the indenture limit our ability and the ability of our subsidiaries to:

•	create or permit to exist mortgages and other liens;

•	enter into sale and leaseback transactions; or

•	consolidate or merge with or into or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our assets to any person.

The covenants summarized above will apply to the notes of each series (unless waived or amended) as long as the notes of that series are outstanding. For a description of these covenants, see “Description of the Debt Securities — Covenants” in the accompanying prospectus.

Events of Default

See “Description of the Debt Securities — Events of Default” in the accompanying prospectus for a description of the events that constitute events of default with respect to each series of notes.

Defeasance

Under certain circumstances, we will be deemed to have discharged the entire indebtedness on all of the outstanding notes of a series by defeasance. See “Description of the Debt Securities — Defeasance” in the accompanying prospectus for a description of the terms of any defeasance.

Modifications

See “Description of the Debt Securities — Modifications” in the accompanying prospectus for a description of the amendment provision under the indenture.

Governing Law

The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry System

We will issue the notes of each series in the form of one or more global notes in fully registered form initially in the name of Cede & Co., as nominee of DTC, or such other name as may be requested by an authorized representative of DTC. The global notes will be deposited with DTC and may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor of DTC or a nominee of such successor.

Investors may hold interests in notes in global form through DTC’s participants or persons that hold interests through participants, including Clearstream, Luxembourg or Euroclear. Clearstream, Luxembourg and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream, Luxembourg’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC.

DTC.  DTC has advised us and the underwriters as follows:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve

System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

•	DTC holds securities that its participants deposit with DTC and facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities, through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

•	DTC is owned by The Depository Trust & Clearing Corporation, which is owned by a number of its direct participants and by The New York Stock Exchange, Inc. and the Financial Industry Regulatory Authority.

•	Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

Purchases of notes under the DTC system must be made by or through direct participants, which will receive a credit for the notes in DTC’s records. The ownership interest of each actual purchaser of notes is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners of the notes will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the notes, except in the event that use of the book-entry system for the notes is discontinued.

To facilitate subsequent transfers, all notes deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC’s records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

The laws of some jurisdictions may require that certain persons take physical delivery in definitive form of securities which they own. Consequently, those persons may be prohibited from purchasing beneficial interests in the global notes from any beneficial owner or otherwise.

So long as DTC’s nominee is the registered owner of the global notes, such nominee for all purposes will be considered the sole owner or holder of the notes for all purposes under the indenture. Except as provided below, beneficial owners will not be entitled to have any of the notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders thereof under the indenture.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the notes. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the omnibus proxy).

All payments on the global notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from trustees or issuers on payment dates in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, the Trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) shall be the responsibility of the Trustee or us, disbursement of such payments to direct participants shall be the responsibility of DTC, and disbursement of such payments to the beneficial owners shall be the responsibility of direct and indirect participants.

DTC may discontinue providing its service as securities depositary with respect to the notes at any time by giving reasonable notice to us or the Trustee. In addition, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). Under those circumstances, in the event that a successor securities depositary is not obtained, note certificates in fully registered form are required to be printed and delivered to beneficial owners of the global notes representing such notes.

Clearstream, Luxembourg.  Clearstream, Luxembourg advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream, Luxembourg holds securities for its participating organizations (“Clearstream participants”) and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant, either directly or indirectly.

Distributions with respect to interests in the notes held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream, Luxembourg.

Euroclear.  Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear participants”) and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear system, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawals of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no records of or relationship with persons holding through Euroclear participants.

Distributions with respect to the notes held beneficially through the Euroclear system will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for the Euroclear system.

Global Clearance and Settlement Procedures.  Settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules. Secondary market trading between Clearstream participants and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and the Euroclear system, as applicable.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream participants or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of the notes received in Clearstream, Luxembourg or the Euroclear system as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Euroclear participant or Clearstream participant on such business day. Cash received in Clearstream, Luxembourg or the Euroclear system as a result of sales of the notes by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or the Euroclear system cash account only as of the business day following settlement in DTC.

The information in this section concerning DTC and DTC’s book-entry system, Clearstream, Luxembourg and the Euroclear system has been obtained from sources that we believe to be reliable (including DTC), but we take no responsibility for its accuracy.

Neither Halliburton, the Trustee nor the underwriters will have any responsibility or obligation to direct participants, or the persons for whom they act as nominees, with respect to the accuracy of the records of DTC, its nominee or any direct participant, Clearstream, Luxembourg or the Euroclear system with respect to any ownership interest in the notes, or payments to, or the providing of notice to direct participants or beneficial owners.

So long as the notes are in DTC’s book-entry system, secondary market trading activity in the notes will settle in immediately available funds. We will make all applicable payments on the notes issued as global notes in immediately available funds.

CERTAIN U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

Scope of Discussion

The following discussion summarizes the material U.S. federal income and estate tax considerations relating to the ownership and disposition of the notes by an individual or entity that is a non-U.S. holder (as defined below).

This discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated under the Internal Revenue Code, court decisions, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect on the date of this prospectus supplement and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion is limited to non-U.S. holders of the notes who purchase the notes at their “issue price” and who hold the notes as capital assets. For this purpose only, the “issue price” of the notes is the first price at which a substantial amount of the notes are sold for cash to persons other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers.

This discussion does not address all of the U.S. federal income tax consequences that may be relevant to non-U.S. holders in light of their particular circumstances or to non-U.S. holders who may be subject to special treatment under U.S. federal income tax laws, such as certain expatriates or former long-term residents of the United States. In addition, this discussion does not address any aspect of non-income taxation (other than the discussion set forth below in “Certain U.S. Federal Tax Considerations for Non-U.S. Holders — U.S. Federal Estate Tax”) or state, local or foreign taxation. No ruling has been or will be obtained from the IRS regarding the U.S. federal tax consequences relating to the purchase, ownership or disposition of the notes. As a result, no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to the conclusions set forth below.

If an entity classified as a partnership holds the notes, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding the notes, you should consult your own tax advisors.

THIS SUMMARY IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES RELATING TO THE PURCHASE, OWNERSHIP OR DISPOSITION OF THE NOTES. WE URGE YOU TO CONSULT A TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES RELATING TO THE PURCHASE, OWNERSHIP OR DISPOSITION OF THE NOTES IN LIGHT OF YOUR OWN SITUATION.

You are a “non-U.S. holder” for purposes of this discussion if you are a beneficial owner of a note (other than a partnership, or other entity taxable as a partnership for U.S. federal income tax purposes) and you are not:

•	an individual who is a U.S. citizen or U.S. resident alien;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	a trust if either (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (ii) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

Interest on the Notes

If you are a non-U.S. holder, payments of interest on the notes generally will be exempt from withholding of U.S. federal income tax under the “portfolio interest” exemption if you properly certify as to your foreign status as described below, and:

•	interest paid on the notes is not effectively connected with your conduct of a trade or business in the United States;

•	you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote; and

•	you are not a “controlled foreign corporation” that is related to us within the meaning of the Internal Revenue Code.

The portfolio interest exemption and several of the special rules for non-U.S. holders described below generally apply only if you appropriately certify as to your foreign status. You can generally meet this certification requirement by providing a properly executed IRS Form W-8BEN or appropriate substitute form to us or our paying agent. If you hold the notes through a financial institution or other agent acting on your behalf, you may be required to provide appropriate certifications to the agent. Your agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to a 30% U.S. federal withholding tax, unless (i) you provide us with a properly executed IRS Form W-8BEN (or appropriate substitute form) claiming an exemption from (or a reduction of) withholding under the benefit of a tax treaty, or (ii) the payments of interest are effectively connected with your conduct of a trade or business in the United States and you meet the certification requirements described below in “Certain U.S. Federal Tax Considerations for Non-U.S. Holders — Income or Gain Effectively Connected with a U.S. Trade or Business.”

Disposition of Notes

You generally will not be subject to U.S. federal income tax on any gain realized on the sale, redemption, exchange, retirement or other taxable disposition of a note unless:

•	the gain is effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable tax treaty, is attributable to your permanent establishment in the United States); or

•	you are an individual who has been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met.

If you are described in the first bullet point above, you will be subject to the treatment described below in “Certain U.S. Federal Tax Considerations for Non-U.S. Holders — Income or Gain Effectively Connected with a U.S. Trade or Business.” If you are described in the second bullet point above, you will be subject to a flat 30% tax on the gain derived from the sale, redemption, exchange, retirement or other taxable disposition, and such gain may be offset by U.S. source capital losses, even though you are not considered a resident of the United States.

Any proceeds received on the sale, redemption, exchange, retirement or other taxable disposition of a note which is attributable to accrued interest will be subject to U.S. federal income tax in accordance with the rules for taxation of interest described above under “Certain U.S. Federal Tax Considerations for Non-U.S. Holders — Interest on the Notes.”

Income or Gain Effectively Connected with a U.S. Trade or Business

The preceding discussion of the tax consequences of the purchase, ownership and disposition of notes by you generally assumes that you are not engaged in a U.S. trade or business. If any interest on the notes or gain from the sale, redemption, exchange, retirement or other taxable disposition of the notes is effectively connected with a U.S. trade or business conducted by you (and, if required by an applicable treaty, is attributable to your permanent establishment in the United States), then the interest or gain will be subject to U.S. federal income tax at regular graduated income tax rates but will not be subject to withholding tax, provided, in the case of interest, that certain certification requirements are satisfied. You can generally meet the certification requirements by providing a properly executed IRS Form W-8ECI or appropriate substitute form to us or our paying agent. If you are a corporation, that portion of your earnings and profits that is effectively connected with your U.S. trade or business (and, if required by an applicable tax treaty, is attributable to your permanent establishment in the United States) also may be subject to a “branch profits tax” at a 30% rate, although an applicable tax treaty may provide for a lower rate.

U.S. Federal Estate Tax

Notes that are owned by an individual at the time of his or her death will, if such individual is not a citizen of the United States or resident of the United States for U.S. federal estate tax purposes at that time, not be subject to U.S. federal estate tax if the interest income on the notes would be eligible at that time for the portfolio interest exemption (without regard to the certification of foreign status otherwise required to qualify for the portfolio interest exemption).

Information Reporting and Backup Withholding

Payments to non-U.S. holders of interest on a note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to you. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

United States backup withholding tax generally will not apply to payments of interest and principal on a note to a non-U.S. holder if the certification described in “Certain U.S. Federal Tax Considerations for Non-U.S. Holders — Interest on the Notes” is duly provided by the non-U.S. holder or the non-U.S. holder otherwise establishes an exemption, provided that we do not have actual knowledge or reason to know that the non-U.S. holder is a United States person, as defined under the Internal Revenue Code.

Payment of the proceeds of a sale, redemption, exchange, retirement or other taxable disposition of a note effected by the U.S. office of a U.S. or foreign broker will be subject to information reporting requirements and backup withholding unless you properly certify under penalties of perjury as to your foreign status and certain other conditions are met or you otherwise establish an exemption. Information reporting requirements and backup withholding generally will not apply to any payment of the proceeds of the sale, redemption, exchange, retirement or other taxable disposition of a note effected outside the United States by a foreign office of a broker. However, unless such a broker has documentary evidence in its records that you are a non-U.S. holder and certain other conditions are met, or you otherwise establish an exemption, information reporting will apply to a payment of the proceeds of the sale of a note effected outside the United States by such a broker if it:

•	is a United States person;

•	derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States;

•	is a controlled foreign corporation for U.S. federal income tax purposes; or

•	is a foreign partnership that, at any time during its taxable year, has more than 50% of its income or capital interests owned by United States persons or is engaged in the conduct of a U.S. trade or business.

Any amount withheld under the backup withholding rules may be credited against your U.S. federal income tax liability and any excess may be refundable if the proper information is timely provided to the IRS.

The preceding discussion of material U.S. federal tax considerations is for general information only and is not tax advice. We urge each prospective investor to consult its own tax advisor regarding the particular federal, state, local and foreign tax consequences of purchasing, holding, and disposing of our notes, including the consequences of any proposed change in applicable laws.

UNDERWRITING

Citigroup Global Markets Inc., Deutsche Bank Securities Inc., HSBC Securities (USA) Inc. and Greenwich Capital Markets, Inc. are acting as joint bookrunning managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amounts of notes set forth opposite the underwriter’s name.

	Principal	Principal
	Amount of	Amount of
Underwriter	2019 Notes	2039 Notes

Citigroup Global Markets Inc.	$177,500,000	$177,500,000
Deutsche Bank Securities Inc.	177,500,000	177,500,000
HSBC Securities (USA) Inc.	177,500,000	177,500,000
Greenwich Capital Markets, Inc.	177,500,000	177,500,000
Credit Suisse Securities (USA) LLC	50,000,000	50,000,000
J.P. Morgan Securities Inc.	50,000,000	50,000,000
Mitsubishi UFJ Securities International plc	50,000,000	50,000,000
Banc of America Securities LLC	25,000,000	25,000,000
Goldman, Sachs & Co.	25,000,000	25,000,000
Morgan Stanley & Co. Incorporated	25,000,000	25,000,000
UBS Securities LLC	25,000,000	25,000,000
DnB NOR Markets, Inc.	10,000,000	10,000,000
Lloyds TSB Bank plc	10,000,000	10,000,000
Scotia Capital (USA) Inc.	10,000,000	10,000,000
Standard Chartered Bank	10,000,000	10,000,000

Total	$1,000,000,000	$1,000,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.40% of the principal amount in the case of the 2019 notes and up to 0.50% of the principal amount in the case of the 2039 notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.25% of the principal amount of the notes of each series. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

We have agreed that, from the date of this prospectus supplement until the date the notes are delivered as set forth on the cover of this prospectus supplement, we will not, without the prior written consent of Citigroup Global Markets Inc., Deutsche Bank Securities Inc., HSBC Securities (USA) Inc. and Greenwich Capital Markets, Inc. offer, sell, or contract to sell, or otherwise dispose of, directly or indirectly, or announce the offering of, any debt securities issued or guaranteed by us. Citigroup Global Markets Inc., Deutsche Bank Securities Inc., HSBC Securities (USA) Inc. and Greenwich Capital Markets, Inc. in their sole discretion may release any of the securities subject to these lock-up agreements at anytime without notice.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by
Halliburton

Per 2019 note	0.650%
Per 2039 note	0.875%

We estimate that our total expenses for this offering will be approximately $2.3 million.

In connection with the offering, the underwriters may purchase and sell notes in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of notes than they are required to purchase in the offering.

•	Covering transactions involve purchases of notes in the open market after the distribution has been completed in order to cover short positions.

•	Stabilizing transactions involve bids to purchase notes so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Mitsubishi UFJ Securities International plc is not a U.S. registered broker-dealer and, therefore, to the extent that it intends to effect any sales of the notes in the United States, it will do so through one or more U.S. registered broker-dealers as permitted by FINRA regulations. Standard Chartered Bank is not a U.S. registered broker-dealer and, therefore, does not intend to effect any sales of the notes in the United States.

The underwriters and their affiliates have performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses. The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of notes described in this prospectus supplement may not be made to the public in that relevant member state, except:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined below) subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require Halliburton or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer to the public” in relation to any notes in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

Neither this prospectus supplement nor any other offering material relating to the notes described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The notes have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the notes has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the notes to the public in France.

Such offers, sales and distributions will be made in France only:

•	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with, articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•	in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The notes may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

The notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The notes offered in this prospectus supplement have not been registered under the Securities and Exchange Law of Japan. The notes have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except

•	to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

LEGAL MATTERS

Baker Botts L.L.P., Houston, Texas, will pass on the validity of the notes offered through this prospectus supplement. Simpson Thacher & Bartlett LLP, New York, New York, will pass on the validity of the notes offered through this prospectus supplement for the underwriters in connection with this offering.

EXPERTS

The consolidated financial statements and financial statement schedule of Halliburton Company as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2008 consolidated financial statements, refers to a change in the method of accounting for uncertainty in income taxes as of January 1, 2007 and accounting for defined benefit and other postretirement plans as of December 31, 2006.

Prospectus

Halliburton Company

Debt Securities

This prospectus describes some of the general terms that may apply to the debt securities we may issue in one or several series. We will provide the specific terms of any debt securities to be offered in supplements to this prospectus.

We may offer and sell these debt securities to or through one or more underwriters, dealers, agents, or directly to purchasers, on a continuous or delayed basis.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 22, 2008

About This Prospectus	1
Halliburton Company	2
Where You Can Find More Information	3
Forward-Looking Information	4
Use of Proceeds	5
Description of the Debt Securities	6
Plan of Distribution	14
Legal Matters	15
Experts	15

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Using this process, we may offer the debt securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the debt securities we may offer. Each time we use this prospectus to offer the debt securities, we will provide a prospectus supplement and, if applicable, a pricing supplement that will describe the specific terms of the offering. The prospectus supplement and any pricing supplement may also add to, update or change the information contained in this prospectus. Please carefully read this prospectus, the prospectus supplement and any pricing supplement, in addition to the information contained in the documents we refer to under the heading “Where You Can Find More Information.”

HALLIBURTON COMPANY

Halliburton Company is one of the world’s largest oilfield services companies. We provide a comprehensive range of discrete and integrated products and services for the exploration, development and production of oil and gas to major, national and independent oil and gas companies throughout the world. We operate under two divisions, which form the basis for our two operating segments: the Completion and Production segment and the Drilling and Evaluation segment.

In this prospectus, we refer to Halliburton Company, its wholly owned and majority owned subsidiaries and its ownership interests in equity affiliates as “Halliburton,” “we” or “us,” unless we specifically state otherwise or the context indicates otherwise.

We are a Delaware corporation. The address of our principal executive offices and our telephone number at that location is:

Halliburton Company
5 Houston Center
1401 McKinney, Suite 2400
Houston, Texas 77010
(713) 759-2600

Our internet web site address is www.halliburton.com. Information contained on or accessible from our web site or any other web site is not incorporated into this prospectus and does not constitute a part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

Halliburton files annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy these materials at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains information Halliburton has filed electronically with the SEC, which you can access over the Internet at http://www.sec.gov. You can also obtain information about Halliburton at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus is part of a registration statement we have filed with the SEC relating to the debt securities we may offer. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the debt securities. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its Internet site.

The SEC allows us to “incorporate by reference” the information Halliburton has filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that Halliburton files with the SEC will automatically update and supersede this information. We incorporate by reference Halliburton’s Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the SEC on February 22, 2008, and any future filings Halliburton makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”), until the termination of this offering. You may request a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, at no cost, by writing or telephoning us at the following address:

Halliburton Company
Investor Relations
1401 McKinney, Suite 2400
Houston, Texas 77010
Telephone: (713) 759-2600

You should rely only on the information contained or incorporated by reference in this prospectus, the prospectus supplement and any pricing supplement. We have not authorized any person, including any salesman or broker, to provide information other than that provided in this prospectus, the prospectus supplement or any pricing supplement. We have not authorized anyone to provide you with different information. We are not making an offer of the securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus, the prospectus supplement and any pricing supplement is accurate only as of the date on its cover page and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

FORWARD-LOOKING INFORMATION

This prospectus, including the information we incorporate by reference, includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. Forward-looking information is based on projections and estimates, not historical information. You can identify our forward looking statements by the use words like “may,” “may not,” “believes,” “do not believe,” “expects,” “do not expect,” “anticipates,” “do not anticipate,” and other similar expressions that convey the uncertainty of future events or outcomes.

When considering these forward looking statements, you should keep in mind the risk factors and other cautionary statements contained in this prospectus, any prospectus supplement and the documents we incorporate by reference.

Forward-looking information involves risk and uncertainties and reflects our best judgment based on current information Our forward-looking statements are not guarantees of future performance, and we caution you not to rely unduly on them. We have based many of these forward-looking statements on expectations and assumptions about future events that may prove to be inaccurate. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. In addition, other known and unknown risks and factors may affect the accuracy of our forward-looking information.

USE OF PROCEEDS

Unless we inform you otherwise in the prospectus supplement, the net proceeds from the sale of the debt securities will be used for general corporate purposes, including repayment or refinancing of debt, acquisitions, working capital, capital expenditures and repurchases and redemptions of securities. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of other short-term indebtedness.

DESCRIPTION OF THE DEBT SECURITIES

We plan to issue the debt securities under an indenture dated as of October 17, 2003 between us and The Bank of New York Trust Company, N.A. (as successor to JPMorgan Chase Bank), as trustee (the “indenture”). The terms of the debt securities include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The debt securities to be issued will be our general unsecured obligations and will rank equally with all of our unsecured and unsubordinated debt.

We have summarized the provisions of the indenture below. You should read the indenture for more details regarding the provisions described below and for other provisions that may be important to you. We have filed the indenture with the SEC as an exhibit to the registration statement, and we will include any other instrument establishing the terms of any debt securities we offer as exhibits to a filing we will make with the SEC in connection with that offering. See “Where You Can Find More Information.”

The definitions of capitalized terms used in this section without definition are set forth below under “— Definitions.” In this description, the word “Halliburton,” “we” or “us” means only Halliburton Company and not any of its subsidiaries.

General

The indenture does not contain any financial covenants. In addition, we are not restricted under the indenture from paying dividends or issuing or repurchasing our securities. The indenture will not restrict our ability to incur additional indebtedness in the future.

Other than the restrictions contained in the indenture on liens and sale/leaseback transactions described below under “— Covenants,” the indenture does not contain any covenants or other provisions designed to protect holders of the debt securities in the event we participate in a highly leveraged transaction or upon a change of control. The indenture also does not contain provisions that give holders the right to require us to repurchase their securities in the event of a decline in our credit ratings for any reason, including as a result of a takeover, recapitalization or similar restructuring or otherwise.

We may issue the debt securities of any series in definitive form or as a book-entry security in the form of a global security registered in the name of a depositary we designate.

We may issue the debt securities in one or more series with various maturities. They may be sold at par, at a premium or with a discount, which may be substantial, below their stated principal amount. These debt securities may bear no interest or interest at a rate that at the time of issuance is below market rates. If we sell these types of debt securities, we will describe in the prospectus supplement any material United States federal income tax consequences and other special considerations relating to that series of debt securities.

Terms

The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	whether the debt securities will be issued in individual certificates to each holder or in the form of temporary or permanent global securities held by a depositary on behalf of holders;

•	the date or dates on which the principal of and any premium on the debt securities will be payable;

•	any interest rate, the date from which interest will accrue, interest payment dates and record dates for interest payments and the manner in which such payments will be made;

•	whether and under what circumstances any additional amounts with respect to the debt securities will be payable;

•	the place or places where payments on the debt securities will be payable;

•	any provisions for optional redemption or early repayment;

•	any provisions that would require the redemption, purchase or repayment of debt securities;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000;

•	whether payments on the debt securities will be payable in foreign currency or currency units or another form, whether payments will be payable by reference to any index or formula and whether we or the holders of such series of debt securities may elect to receive payments in other currencies;

•	the portion of the principal amount of debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

•	any additional means of satisfaction and discharge of the debt securities, any additional conditions or limitations to discharge with respect to the debt securities or any changes to those conditions or limitations;

•	any changes or additions to the events of default or covenants contained in the indenture and as described in this prospectus;

•	any restrictions or other provisions relating to the transfer or exchange of debt securities;

•	any terms for the conversion or exchange of the debt securities for other securities of Halliburton or any other entity and whether such conversion or exchange will be at the election of the holder or Halliburton or will occur upon the occurrence of any event; and

•	any other terms of the debt securities not inconsistent with the indenture.

If we sell any debt securities for any foreign currency or currency unit or if payments on any debt securities are payable in any foreign currency or currency unit, we will describe in the prospectus supplement the restrictions, elections, tax consequences, specific terms and other information relating to those debt securities and the foreign currency or currency unit.

Covenants

Under the indenture, there are no covenants restricting our ability to incur additional debt, issue additional securities, maintain any asset ratios or create or maintain any reserves. However, the indenture does contain other covenants for your protection, including those described below.

We are required to deliver to the trustee, within 120 days after the end of each fiscal year, a statement signed by an officer complying with the applicable provisions of the Trust Indenture Act and stating that we have complied with every covenant contained in the indenture and are not in default in the performance or observance of any terms of the indenture.

The covenants summarized below will apply to the debt securities (unless waived or amended) as long as the debt securities are outstanding.

Restrictions on Secured Debt

Except as provided below, we will not, and will not cause, suffer or permit any of our Restricted Subsidiaries to, create, incur or assume any Secured Debt without equally and ratably securing the debt securities. In that circumstance, we must also equally and ratably secure any of our other indebtedness or any indebtedness of such Restricted Subsidiary then similarly entitled for so long as such other indebtedness is secured. However, the foregoing restrictions will not apply to:

•	specified purchase money mortgages;

•	specified mortgages to finance construction on unimproved property;

•	mortgages existing on property at the time of its acquisition by us or a Restricted Subsidiary;

•	mortgages existing on the property or on the outstanding shares or indebtedness of a corporation at the time it becomes a Restricted Subsidiary;

•	mortgages on property of a corporation existing at the time the corporation is merged or consolidated with us or a Restricted Subsidiary;

•	mortgages in favor of governmental bodies to secure payments pursuant to any contract or statute or to secure indebtedness for the purpose of financing the purchase or construction of the property subject to the mortgages; or

•	extensions, renewals or replacement of the foregoing; provided that their extension, renewal or replacement must secure the same property and does not create Secured Debt in excess of the principal amount then outstanding.

We and any Restricted Subsidiaries may create, incur or assume Secured Debt not otherwise permitted or excepted without equally and ratably securing the debt securities if the sum of:

•	the amount of the Secured Debt (not including Secured Debt permitted under the foregoing exceptions), plus

•	the aggregate value of Sale and Leaseback Transactions in existence at the time (not including Sale and Leaseback Transactions the proceeds of which are or will be applied to the retirement of the debt securities or other funded indebtedness of us and our Restricted Subsidiaries as described below), does not at the time exceed 5% of Consolidated Net Tangible Assets.

Limitations on Sale and Leaseback Transactions

The indenture prohibits Sale and Leaseback Transactions unless:

•	Halliburton or the Restricted Subsidiary owning the Principal Property would be entitled to incur Secured Debt equal to the amount realizable upon the sale or transfer secured by a mortgage on the property to be leased without equally and ratably securing the debt securities; or

•	Halliburton or a Restricted Subsidiary apply an amount equal to the value of the property so leased to the retirement (other than mandatory retirement), within 120 days of the effective date of any such arrangement, of indebtedness for money borrowed by Halliburton or any Restricted Subsidiary (other than such indebtedness owned by Halliburton or any Restricted Subsidiary) which was recorded as funded debt as of the date of its creation and which, in the case of such indebtedness of Halliburton, is not subordinate and junior in right of payment to the prior payment of the debt securities.

Provided, however, that the amount to be so applied to the retirement of such indebtedness shall be reduced by:

•	the aggregate principal amount of any debt securities delivered within 120 days of the effective date of any such arrangement to the trustee for retirement and cancellation; and

•	the aggregate principal amount of such indebtedness (other than the debt securities) retired by Halliburton or a Restricted Subsidiary within 120 days of the effective date of such arrangement.

Unless a Principal Property is designated by our Board of Directors, the limitation on Sale and Leaseback Transactions will not limit or prohibit any Sale and Leaseback Transactions by Halliburton or a Restricted Subsidiary.

Restrictions on Consolidation, Merger, Sale or Conveyance

Halliburton will not, in any transaction or series of transactions, consolidate with or merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all its assets to, any person, unless:

(1) either (a) Halliburton shall be the continuing person or (b) the person (if other than Halliburton) formed by such consolidation or into which Halliburton is merged, or to which such sale, lease, conveyance, transfer or other disposition shall be made is organized and validly existing under the laws of the United States, any political subdivision thereof or any State of the United States or the District of Columbia and the successor company (if not Halliburton) will expressly assume, by supplemental indenture, the due and punctual payment of the principal of, premium (if any) and interest on the debt securities and the performance of all the obligations of Halliburton under the debt securities and the indenture;

(2) immediately after giving effect to such transaction or series of transactions, no default or event of default (as described below) shall have occurred and be continuing or would result from the transaction; and

(3) Halliburton delivers to the trustee the certificates and opinions required by the indenture.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more subsidiaries of Halliburton, which properties and assets, if held by Halliburton instead of such subsidiaries, would constitute all or substantially all of the properties and assets of Halliburton on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of Halliburton.

The successor company will succeed to, and be substituted for, and may exercise every right and power of, Halliburton under the indenture. In the case of a sale, conveyance, transfer or other disposition (other than a lease) of all or substantially all its assets, Halliburton will be released from all of the obligations under the indenture and the debt securities.

If any Principal Property becomes subject to any mortgage, security interest, pledge, lien or security interest not permitted under “— Restrictions on Secured Debt” upon any such consolidation with or merger with or into, or upon any such sale, conveyance, or lease or upon the acquisition by us of the properties of another corporation, the principal and interest payments on the debt securities will be secured by a direct lien on such Principal Property.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a person.

Events of Default

The following are events of default under the indenture:

•	failure to pay any interest or additional interest amounts, if any, when due, continues for 30 days;

•	failure to pay principal or premium, if any, or to deposit sinking fund payments, if any, when due;

•	breach or failure to perform any other covenant or agreement in the indenture applicable to the debt securities of any series (other than any agreement or covenant that has been included in the indenture and any other supplement thereto solely for the benefit of other series of debt securities issued under the indenture and any other supplement thereto), which continues for 60 days after written notice of such failure by the trustee or the holders of at least 25% in aggregate principal amount of all affected debt securities then outstanding;

•	failure to make any payment at maturity on any indebtedness, upon redemption or otherwise, in the aggregate principal amount of $125.0 million or more, after the expiration of any applicable grace period, and such amount has not been paid or discharged within 30 days after notice is given in accordance with the terms of such indebtedness;

•	the acceleration of any indebtedness in the aggregate principal amount of $125.0 million or more so that it becomes due and payable prior to the date on which it would otherwise become due and payable and such acceleration is not rescinded within 30 days after notice is given in accordance with the terms of such indebtedness; and

•	specific events relating to our bankruptcy, insolvency or reorganization, whether voluntary or not.

A default under one series of debt securities will not necessarily be a default under any other series of debt securities issued under the indenture.

If any event of default occurs for any series of debt securities and continues for the required amount of time, the trustee or the holders of not less than 25% of the principal amount of the then-outstanding debt securities of that series (or, if the event of default is due to the breach or failure to perform certain covenants or agreements in the indenture, 25% in principal amount of all debt securities issued under the indenture and any supplement thereto that are affected, voting as one class) may declare the debt securities of that series due and payable, together with all accrued and unpaid interest, if any, immediately by giving notice in writing to us (and to the trustee, if given by the holders). Notwithstanding the preceding, in the case of an event of default arising from certain events of bankruptcy, insolvency or reorganization with respect to Halliburton, all outstanding debt securities of that series will become due and payable without further action or notice. The holders of a majority in principal amount of the then outstanding debt securities of that series (or, if the event of default is due to the breach or failure to perform certain covenants or agreements in the indenture, of all securities issued under the base indenture and any supplement thereto that are affected, voting as one class), may rescind the declaration under circumstances specified in the indenture.

No holder of a debt security then outstanding may institute any suit, action or proceeding with respect to, or otherwise attempt to enforce, the indenture, unless:

•	the holder has given to the trustee written notice of the occurrence and continuance of a default for the debt securities of that series;

•	the holders of at least 25% in principal amount of the then-outstanding debt securities of that series have made a written request to the trustee to institute the suit, action or proceeding and have offered to the trustee the reasonable indemnity it may require; and

•	the trustee for 60 days after its receipt of the notice, request and offer of indemnity has neglected or refused to institute the requested action, suit or proceeding, and during that 60 day period the holders of a majority in principal amount of the then-outstanding debt securities of that series do not give the trustee a direction inconsistent with the request.

The right of each holder of debt security to receive payment of the principal of, premium, if any, or interest on a debt security on or after the respective due dates and the right to institute suit for enforcement of any payment obligation may not be impaired or affected without the consent of that holder.

The holders of a majority in aggregate principal amount of the then-outstanding debt securities of a series that are affected, voting as a class (or, in some cases, all the then-outstanding debt securities issued under the indenture and any supplement thereto that are affected, voting as a class), may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust power conferred on the trustee if that direction is not in conflict with applicable law and would not involve the trustee in personal liability.

Satisfaction and Discharge

The indenture provides that the trustee will execute proper instruments acknowledging the satisfaction and discharge of the indenture with respect to debt securities of any series when:

•	all outstanding debt securities of such series have been delivered to the trustee for cancellation; or

•	all outstanding debt securities of such series not delivered to the trustee for cancellation have (1) become due and payable; (2) will become due and payable at their stated maturity within one year; or (3) are to be called for redemption within one year under arrangements satisfactory to the trustee for giving of notice of redemption by the trustee in our name and at our expense.

In the case of satisfaction and discharge of debt securities not delivered to the trustee for cancellation, we must (1) deposit funds, government securities or a combination thereof with the trustee sufficient to make payments on the series of debt securities on the dates those payments are due and payable or (2) fulfill such other means of satisfaction and discharge specified in the supplemental indenture to such series of debt securities.

We must also pay all other sums due under the indenture and provide an officers’ certificate and an opinion of counsel as described in the indenture.

Defeasance

When we use the term defeasance, we mean discharge from some or all of our obligations under the indenture. If, among other things, funds or government securities (or any combination thereof) are deposited with the trustee sufficient to make payments on the debt securities of any series on the dates those payments are due and payable, then, at our option, either of the following will occur:

•	we will be discharged from our obligations with respect to the debt securities of that series (“legal defeasance”); or

•	we will no longer have any obligation to comply with the restrictive covenants, the merger covenant and other specified covenants under the indenture, and the related events of default will no longer apply (“covenant defeasance”).

If the debt securities of any series are defeased, the holders of the debt securities of that series will not be entitled to the benefits of the indenture, except for obligations to register the transfer or exchange of debt securities of that series, replace stolen, lost or mutilated debt securities of that series or maintain paying agencies and hold moneys for payment in trust. In the case of covenant defeasance, our obligation to pay principal, premium and interest on the debt securities of that series will also survive.

We will be required to deliver to the trustee an opinion of counsel or a tax ruling that the deposit and related defeasance would not cause the holders of the debt securities of any affected series to recognize income, gain or loss for U.S. federal income tax purposes and that holders will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such defeasance had not occurred. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

Modifications

We and the trustee may amend or supplement the indenture if holders of a majority in principal amount of all other series of debt securities issued under the base indenture and any other supplement thereto that are affected by the amendment or supplement (acting as one class) consent to it. Without the consent of each holder of a debt security, however, no modification may:

•	reduce the percentage stated above of the holders who must consent to an amendment or supplement to or waiver of the indenture;

•	reduce the rate or change the time of payment of interest, including default interest, on any debt security;

•	change the stated maturity of the principal of any debt security;

•	reduce the amount of the principal of, premium, if any, or mandatory sinking fund payment, if any, on any debt security;

•	reduce any premium payable on the redemption of any debt security or change the time at which any debt security may be redeemed;

•	change any obligation to pay additional amounts;

•	change the coin or currency in which principal, premium, if any, interest and additional amounts are payable to the holder;

•	impair or affect the right to institute suit for the enforcement of any payment of principal of, premium, if any, or interest on or additional amounts with respect to any debt security;

•	make any change in the percentage of principal amount of debt securities necessary to waive compliance with specified provisions of the indenture; or

•	waive a continuing default or event of default in payment of principal, premium, if any, or interest on or any additional amounts with respect to the debt securities.

From time to time, we and the trustee may enter into supplemental indentures without the consent of the holders of any debt security to, among other things:

•	cure any ambiguity, omission, defect or any inconsistency in the indenture;

•	evidence the assumption by a successor entity of our obligations under the indenture;

•	provide for uncertificated debt securities in addition to or in place of certificated debt securities or to provide for the issuance of bearer securities;

•	secure the debt securities or add guarantees of or additional obligors on, the debt securities;

•	comply with any requirement in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

•	add covenants or new events of default for the protection of the holders of the debt securities;

•	amend the indenture in any other manner that we may deem necessary or desirable and that will not adversely affect the interests of the holders of outstanding debt securities of any series of debt securities; or

•	evidence the acceptance of appointment by a successor trustee.

Governing Law

The indenture is and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Definitions

“Consolidated Net Tangible Asset” means the aggregate amount of assets included on a consolidated balance sheet of Halliburton and its Restricted Subsidiaries, less:

•	applicable reserves and other properly deductible items;

•	all current liabilities; and

•	all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles;

all in accordance with generally accepted accounting principles consistently applied.

“Principal Property” means any real property, manufacturing plant, warehouse, office building or other physical facility, or any item of marine, transportation or construction equipment or other like depreciable assets of Halliburton or of any Restricted Subsidiary, whether owned at or acquired after the date of the indenture, other than any pollution control facility, that in the opinion of our Board of Directors is of material importance to the total business conducted by us and our Restricted Subsidiaries as a whole.

“Restricted Subsidiary” means:

•	any Subsidiary of ours existing at the date of the indenture the principal assets and business of which are located in the United States, except Subsidiaries the principal business of which consists of providing sales and acquisition financing of our and our Subsidiaries’ products or owning, leasing, dealing in or developing real estate or other Subsidiaries so designated;

•	and any other Subsidiary we designate as a Restricted Subsidiary;

provided, however, we may not designate any Subsidiary as a Restricted Subsidiary if such designation would cause us to breach any covenant or agreement in the indenture, assuming that any Secured Debt of such Subsidiary was incurred at the time of such designation and that any Sale and Leaseback Transaction to which the Subsidiary is then a party was entered into at the time of such designation.

“Sale and Leaseback Transaction” means the sale or transfer by Halliburton or a Restricted Subsidiary (other than to Halliburton or any one or more of our Restricted Subsidiaries, or both) of any Principal Property owned by it that has been in full operation for more than 120 days prior to the sale or transfer with the intention of taking back a lease on such property, other than a lease not exceeding 36 months, and where the use by Halliburton or the Restricted Subsidiary of the property will be discontinued on or before the expiration of the term of the lease.

“Secured Debt” means indebtedness (other than indebtedness among Halliburton and Restricted Subsidiaries) for money borrowed by Halliburton or a Restricted Subsidiary, or any other indebtedness of Halliburton or a Restricted Subsidiary on which interest is paid or payable, which in any case is secured by:

•	a mortgage or other lien on any Principal Property of Halliburton or a Restricted Subsidiary; or

•	a pledge, lien or other security interest on any shares of stock or indebtedness of a Restricted Subsidiary.

“Subsidiary” of any person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or persons performing similar functions) or (b) any partnership, joint venture, limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), at the time owned or controlled, directly or indirectly, by (1) such person, (2) such person and one or more Subsidiaries of such person or (3) one or more Subsidiaries of such person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of Halliburton. As used herein, “Capital Stock” of any person means any and all shares (including ordinary shares or American Depositary Shares), interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) of capital stock or other equity participations of such person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such person.

PLAN OF DISTRIBUTION

We may sell the debt securities in and outside the United States through underwriters or dealers, directly to purchasers or through agents.

Sale Through Underwriters or Dealers

If we use underwriters in the sale of the debt securities, the underwriters will acquire the debt securities for their own account. The underwriters may resell the debt securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer the debt securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the debt securities will be subject to conditions, and the underwriters will be obligated to purchase all the debt securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the debt securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if such offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.

If we use dealers in the sale of the debt securities, we will sell such securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the debt securities may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We may sell the debt securities directly. In that event, no underwriters or agents would be involved. We may also sell the debt securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the debt securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the debt securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase the debt securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

We may have agreements with the agents, dealers and underwriters to indemnify them against civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may engage in transactions with us or perform services for us in the ordinary course of their businesses.

LEGAL MATTERS

The validity of the offered debt securities and other matters in connection with any offering of the debt securities will be passed upon for us by Baker Botts L.L.P., Houston, Texas, our outside counsel. If the debt securities are being distributed through underwriters or agents, the underwriters or agents will be advised about legal matters relating to any offering by their own legal counsel, which will be named in the related prospectus supplement.

EXPERTS

The consolidated financial statements and financial statement schedule of Halliburton Company as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2007 consolidated financial statements, refers to a change in the method of accounting for income taxes as of January 1, 2007, accounting for stock-based compensation plans as of January 1, 2006, and accounting for defined benefit and other postretirement plans as of December 31, 2006.

$2,000,000,000

Halliburton Company

$1,000,000,000 6.15% Senior Notes due 2019
$1,000,000,000 7.45% Senior Notes due 2039

PROSPECTUS SUPPLEMENT
March 10, 2009

Joint Book-Running Managers

Citi
Deutsche Bank Securities
HSBC
RBS Greenwich Capital

Senior Co-Managers

Banc of America Securities LLC
Credit Suisse
Goldman, Sachs & Co.
J.P. Morgan
Mitsubishi UFJ Securities
Morgan Stanley
UBS Investment Bank

Co-Managers

DnB NOR Markets
Lloyds TSB Corporate Markets
Scotia Capital
Standard Chartered Bank